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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Wilbore                           Kelvin                           C.
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   (Last)                            (First)                       (Middle)

   5075 Cascade Road  SE, Suite K
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                                     (Street)

   Grand Rapids                        MI                           49546
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   (City)                            (State)                        (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   BestNet Communications Corp. (BESC)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   10/11/2002
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5. If Amendment, Date of Original (Month/Year)

   09/25/02
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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [X] Other (specify below)

   Vice President - Served as Director until 7/25/02.
   ------------------------------------
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7. Individual or Joint/Group Filing (Check applicable line)
   [x] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

==========================================================================================================================
                                          |             |             |                  | Amount   |          |
                                          |             |             |                  | of       |          |
                                          |             |             |   Securities     | Secur-   |          | Nature
                                          |             |             |   Acquired (A)   | ities    | Owner-   | of
                                          |             |             |   or Disposed    | Bene-    | ship     | Indirect
                                          |             |             |   of (D) (Instr. | ficially | Form:    | Bene-
                                          |             | Transaction |   3, 4 and 5)    | Owned at | Direct   | ficial
                                          |             | Code        | ---------------- | End      | (D) or   | Owner-
                                          | Transaction | (Instr. 8)  |       |(A)|      | of Month | Indirect | ship
Title of Security                         | Date        | ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                                | (mm/dd/yy)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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Common Stock                                 09/25/02     C             2,000   A    .73     2,000      D
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Common Stock                                 09/25/02     C             2,000   A    .73     4,000      D
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Common Stock                                 09/25/02     C             2,000   D    .73     6,000      D
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Common Stock                                 09/25/02     C             2,000   D    .73     8,000      D
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Common Stock                                 09/24/02     S             2,000   D    1.455   6,000      D
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Common Stock                                 09/25/02     S             2,000   D    1.501   4,000      D
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Common Stock                                 09/26/02     S             2,000   D    1.60    2,000      D
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Common Stock                                 09/27/02     S             2,000   D    1.45        0      D
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==========================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                     |       |        |       |Number   |                 |             |       | Number  |Owner-|
                     |       |        |       |of       |                 |             |       | of      |ship  |
                     |       |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
                     |Conver-|        |       |ative    |                 |Amount of    |       | ative   |Deriv-|
                     |sion   |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
                     |of     |        |       |ities    |                 |Securities   |       | ities   |Secur-|of
                     |Exer-  |        |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
                     |cise   |        |Trans- |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
                     |Price  |Trans-  |action |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
                     |of     |action  |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of             |Deriv- |Date    |(Instr.|(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative           |ative  |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    | Month   |(I)   |ship
Security             |Secur- |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)           |ity    |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
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Stock Options         $0.73  09/24/02  S          2,000  02/22/02 02/22/12 Options 2,000 $1.455   316,000    D
 (Option to Buy)                                                            For
                                                                            Common
                                                                            Stock
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Stock Options         $0.73  09/25/02  S          2,000  02/22/02 02/22/12 Options 2,000 $1.501   314,000    D
 (Option to Buy)                                                            For
                                                                            Common
                                                                            Stock
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Stock Options         $0.73  09/26/02  S          2,000  02/22/02 02/22/12 Options 2,000 $1.60    312,000    D
 (Option to Buy)                                                            For
                                                                            Common
                                                                            Stock
-------------------------------------------------------------------------------------------------------------------------
Stock Options         $0.73  09/27/02  S          2,000  02/22/02 02/22/12 Options 2,000 $1.45    310,000    D
 (Option to Buy)                                                            For
                                                                            Common
                                                                            Stock


=========================================================================================================================

Explanation of Responses:

(1) Form amended for failure to report simultaneous sales of Common Stock acquired through the exercise of Stock options on original return. Changed amount of Non-Derative securities owned to correct number of zero.

/s/ Kelvin Charles Wilbore                       10/11/02
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**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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